Keryx Biopharmaceuticals Announces Highly Statistically Significant Positive Results from Phase 3 Study of ZerenexTM (Ferric Citrate) for the Treatment of Hyperphosphatemia in Dialysis Patients

Study Meets Primary and Key Secondary Endpoints

Study Conducted in Accordance with Special Protocol Assessment with FDA

Keryx to Host Conference Call Today at 8:30am EST

NEW YORK, November 30, 2010 /PRNewswire via COMTEX/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced positive top-line results from the Phase 3 short-term efficacy study component of its Phase 3 registration program of ZerenexTM (ferric citrate), the Company's ferric iron-based phosphate binder for the treatment of elevated serum phosphorus levels, or hyperphosphatemia, in patients with end-stage renal disease on dialysis.  In this study, conducted pursuant to a Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA), Zerenex met the study’s primary endpoint, described below, demonstrating a highly statistically significant dose response.  In addition, key secondary endpoints were also met with high statistical significance.

STUDY DESIGN

This Phase 3 study was a multicenter, randomized, open-label trial with a two-week washout period, following which patients were randomized 1:1:1 to receive a fixed dose of Zerenex of either 1 gram, 6 grams or 8 grams per day for a treatment period of 28 days.  Zerenex was administered using a 1 gram oral caplet formulation, hence, the fixed-dose arms of 1 gram, 6 grams and 8 grams per day represent 1, 6 and 8 pills per day, respectively.

One hundred fifty-one dialysis patients were enrolled into the study.  The Intent-to-Treat (ITT) group included 146 patients, representing all patients who took at least one dose of Zerenex and provided a Baseline (at the end of washout) and at least one post-Baseline efficacy assessment.  Efficacy assessments were taken weekly starting at Baseline and subsequently at days 7, 14, 21 and 28.

EFFICACY DATA ANALYSES

The primary endpoint of the study was to determine whether there is a dose response in the change in serum phosphorus from Baseline to Day 28 in the ITT group, using a regression analysis to evaluate this objective.

The study met the primary endpoint, with the regression analysis indicating a highly statistically significant dose response (p<0.0001).

Additional efficacy results are as follows:

Mean Serum Phosphorus (mg/dL) ITT (n=146)	1g/Day (n=50)	6g/Day (n=51)	8g/Day (n=45)
Baseline (End of Washout)	7.3	7.6	7.5
Day 28 (End of Treatment)	7.4	5.7	5.3
Change from Baseline at Day 28 P-Value	0.1	-1.9 <0.0001	-2.2 <0.0001
% Change from Baseline at Day 28	0.5%	-25.0%	-28.8%
Change from Baseline at Day 28 vs. 1g/Day Dose Group P-Value		-2.0 <0.0001	-2.3 <0.0001

In addition, a statistically significant dose response increase in serum bicarbonate was observed in the study, indicating the potential ability of Zerenex to manage metabolic acidosis, as seen in prior clinical studies with Zerenex.  Metabolic acidosis is a condition that occurs in many dialysis patients when the kidneys do not remove sufficient acid from the body, leading to low blood pH.  The consequences of metabolic acidosis can be severe, including coma and death.  The inability to manage metabolic acidosis is believed to be a drawback for some of the currently marketed phosphate binders.

Importantly, and as anticipated, no clinically meaningful change in serum calcium was observed in the study.  Additionally, a statistically significant dose response reduction in calcium-phosphorus product was also observed in the study.  Elevated levels of serum calcium (hypercalcemia) and high levels of calcium-phosphorus product, both of which are believed to be drawbacks from the use of some of the currently marketed phosphate binders, increase the risk of soft tissue calcification and may contribute to the substantial morbidity and mortality seen in patients with end-stage renal disease.

Certain iron parameters, including ferritin and TSAT, were measured in the study.  Modest upward trends in ferritin and TSAT levels were observed in the 6 grams/day and 8 grams/day dose groups, which further support the Company’s belief that Zerenex has the potential to reduce the need for intravenous (IV) iron supplements and/or erythropoiesis-stimulating agents (ESAs) in dialysis patients.  IV iron and ESA use is being evaluated in the ongoing Phase 3 long-term study.  If reductions in use are confirmed, the Company believes this additional benefit would significantly expand Zerenex’s market potential.

Zerenex appeared to be safe and well-tolerated in the study, with only nine patients (6%) in the ITT group dropping out of the study, which further supports Zerenex’s favorable safety profile seen in prior clinical trials.

The full efficacy and safety data from the study is expected to be presented at a future medical conference.

Dr. Julia Lewis, Professor of Medicine, Department of Nephrology, Vanderbilt University School of Medicine, member of the Executive Committee of the Collaborative Study Group and Study Chair of the Zerenex Phase 3 registration program, commented, “This is a very important day for all of us involved in the Zerenex program.  Based on the results of this Phase 3 study, it appears that the Zerenex efficacy and safety profile is emerging in a way that could make it the phosphate binder of choice for dialysis patients.”  Dr. Lewis continued, “We are very excited to have taken this step forward towards bringing Zerenex to the patients who are in need of additional alternatives to the existing phosphate binders.”

Ron Bentsur, Chief Executive Officer of Keryx, stated, "The successful completion of this Phase 3 study is perhaps the most important milestone in Keryx’s history.  We are excited to be announcing these robust results which demonstrate Zerenex’s potential benefits over the currently marketed phosphate binders, including advantages in pill burden, safety and compliance.  We believe that the data presented today and the overall profile of Zerenex position the drug candidate to potentially become market leader in this $1.5 billion, rapidly growing market.”  Mr. Bentsur continued, “We sincerely thank the study investigators and coordinators, and we are particularly grateful to the Collaborative Study Group, whose expertise, guidance and dedication have been extraordinary.”

CONFERENCE CALL INFORMATION

Keryx will host a conference call today, November 30, 2010, at 8:30 a.m. EST, to discuss the top-line results from this study.  In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The rebroadcast of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate) from Panion & BF Biotech, Inc.  The Company has sublicensed the development of ferric citrate in Japan to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.  The Phase 3 program in Japan is pending commencement.

About the Zerenex Phase 3 Program

In accordance with the Company's SPA agreement with the FDA, in addition to the short-term Phase 3 study reported on today, the Company is also conducting a long-term (58-week) Phase 3 safety and efficacy study for which enrollment is ongoing.  The long-term study is a multicenter, randomized, open-label, safety and efficacy clinical trial with a planned enrollment of approximately 300 patients on hemodialysis or peritoneal dialysis.  The long-term study will consist of a 2-week washout period followed by a 52-week safety assessment in which patients will be randomized 2:1 to receive either Zerenex or another phosphate binder.  The 52-week safety assessment will be followed by a 4-week efficacy assessment in which only patients randomized to treatment with Zerenex during the safety assessment will be randomized to continue treatment with either Zerenex or placebo for a 4-week period.  Keryx expects to complete the Zerenex Phase 3 long-term study and file a New Drug Application for Zerenex for the treatment of hyperphosphatemia by mid-2012.

About Hyperphosphatemia

According to data from the U.S. Renal Data System, in the United States, there are approximately 485,000 patients with end-stage renal disease, or ESRD, and the number of ESRD patients is projected to rise 60% to approximately 785,000 patients by 2020.  The majority of ESRD patients, close to 400,000, require dialysis. Phosphate retention and the resulting hyperphosphatemia in patients with ESRD on dialysis are usually associated with secondary hyperparathyroidism (and its related cardiovascular complications), renal osteodystrophy and soft tissue mineralization.  ESRD patients usually require treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. The need for alternative phosphate-binding agents has long been recognized, especially given the increasing prevalence of ESRD as well as shortcomings with current therapies.  Zerenex has the potential to be an effective and safe treatment in lowering and/or maintaining normal serum phosphorus levels in patients with ESRD and hyperphosphatemia.

The market for phosphate binders is approximately $750 million in the U.S. and $1.5 billion worldwide annually.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the efficacy and safety results, including the adverse event profile, and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical program.  The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease.  Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival.  KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies.  KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types.  Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.  Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA.  Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for ZerenexTM may be forward-looking statements that involve a number of risks and uncertainties.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for Zerenex; top-line results are based on a preliminary analysis of then available data (both safety and efficacy) and there is the risk that that such findings and conclusions could change following a more comprehensive review of the data; the risk that the data (both safety and efficacy) from the long-term Phase 3 trial will not coincide with the data analyses from the short-term Phase 3 and Phase 2 clinical trials previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission.  Any forward-looking statements set forth in this press release speak only as of the date of this press release.  We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.  This press release and prior releases are available at http://www.keryx.com.  The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.